                                  EXHIBIT 4.1.1

                    FORM OF INCENTIVE STOCK OPTION AGREEMENT

                             IN FOCUS SYSTEMS, INC.
                        INCENTIVE STOCK OPTION AGREEMENT

               In Focus Systems, Inc., an Oregon corporation (the "Corporation"), through its Board of Directors or a Committee thereof (the "Plan Administrator"), has granted to ____________ ("Optionee") an option (the "Option") to purchase ____________ shares of the Corporation's Common Stock (the "Option Shares") at a price of $__________ per share (the "Option Price"). The Option has been granted to Optionee on __________, __________ (the "Grant Date"), pursuant to the In Focus Systems 1998 Stock Incentive Plan (the "Plan").

               1.  NATURE OF THE OPTION

                   1.1 The Option is intended to qualify as an Incentive Stock Option as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                   1.2 Except as expressly provided herein, the Option is subject to the terms, definitions and provisions of the Plan, as it may be amended from time to time. The terms defined in the Plan have the same meaning in this Agreement.

               2.  DATE EXERCISABLE; VESTING.

                   2.1 Subject to the restrictions and conditions set forth in the Plan, the Option shall become exercisable by Optionee as follows:

                             2.1.1 The Option shall become exercisable as to
twenty-five percent (25%) of the total number of Option Shares at the end of the twelve (12) month period of Optionee's continuous employment with the Corporation following the Grant Date.

                             2.1.2 The Option shall thereafter become
exercisable as to twenty-five percent (25%) of the total number of Option Shares at the end of each subsequent twelve (12) month period of Optionee's continuous employment with the Corporation.

                             2.1.3 The right to purchase any installment of the
Option Shares shall be cumulative, so that when the right to purchase any Option Shares has accrued, such Option Shares may be purchased at any time or from time to time thereafter prior to the Expiration Date, subject to the limitations of Sections 3 and 4 herein.

                   2.2 In the event Optionee for any reason ceases to be an employee of the Corporation, whether by dismissal, resignation, death, disability or otherwise, the Option shall be exercisable thereafter only to the extent Optionee was entitled to exercise it at the date of termination of employment.

                   2.3 The Option may become immediately exercisable for the full number of Option Shares in the event of a reorganization as defined in
Section 10.4 of the Plan.

               3.  EXERCISE OF OPTION.

                   3.1 MANNER OF EXERCISE. The Option may be exercised in whole or in part by delivery to the Corporation, from time to time, of written notice, signed by Optionee, specifying the number of Option Shares that Optionee then desires to purchase, together with cash or check payable to the order of the Corporation, or other form of payment acceptable to the Plan Administrator, for an amount of United States dollars equal to the Option Price of such Option Shares. The total number of dates on which Optionee exercises this Option, or any other option granted by the Corporation to Optionee, shall not exceed four
(4) in any twelve (12) month period.

                   3.2 STOCK CERTIFICATES. As soon as practicable after any exercise in whole or in part of the Option by Optionee, the Corporation shall deliver to Optionee or, at Optionee's request, Optionee's designated broker, a certificate or certificates for the number of shares of Stock with respect to which the Option was so exercised, registered in Optionee's name.

               4. DURATION OF OPTION. The Option, to the extent not previously exercised, shall terminate upon the earliest of the following dates:

                   4.1 The date (10) years from the Grant Date (the "Expiration Date");

                   4.2 Three (3) months after the date of Optionee's termination of employment with the Corporation, in the event such termination is for any reason other than Optionee's total disability (as defined in the Plan) or death;

                   4.3 One year after Optionee's termination of employment, if such termination is by reason of Optionee's total disability (as defined in the Plan) or death;

                   4.4 The date of any sale, transfer or hypothecation, or any attempted sale, transfer or hypothecation, of such Option in violation of
Section 5;

                   4.5 Upon the occurrence of any Terminating Event (as defined in the Plan); or

                   4.6 At the discretion of the Plan Administrator, immediately upon determination by the Plan Administrator that the Optionee has (i) made unauthorized disclosure of confidential information relating to the Company,
(ii) failed to assign to the Company any invention which the Optionee is obligated to assign to the Company pursuant to written agreement or otherwise, or (iii) breached the terms of any written agreement in effect between the Company and the Optionee relating to confidentiality, nondisclosure or ownership of inventions.

               5.  NONTRANSFERABILITY.

                   5.1 RESTRICTION. The Option is not transferable by Optionee otherwise than by testamentary will, the laws of descent and distribution, or qualified domestic relations order (as defined in the Plan) and, during Optionee's lifetime, may be exercised only by Optionee or Optionee's guardian or legal representative or the transferee pursuant to a qualified domestic relations order. No assignment or transfer of the Option, whether voluntary, involuntary, or by operation of law or otherwise, except by testamentary will, the laws of descent and distribution, or qualified domestic relations order, shall vest in the assignee or transferee any interest or right, but immediately upon any attempt to assign or transfer the Option, the Option shall terminate and be of no further force or effect.

                   5.2 EXERCISE IN EVENT OF DEATH OR DISABILITY. Whenever the word "Optionee" is used in any provision of this Agreement under circumstances when the provision should logically be construed to apply to the Optionee's guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary will, the laws of descent and distribution, or qualified domestic relations order, the word "Optionee" shall be deemed to include such person or persons.

               6. NO RIGHTS AS SHAREHOLDER PRIOR TO EXERCISE. Optionee shall not be deemed for any purpose to be a shareholder of the Corporation with respect to any Option Shares as to which the Option has not been exercised.

               7.  ADJUSTMENTS UPON RECAPITALIZATION OR REORGANIZATION.

                   7.1 RECAPITALIZATION. In the event of a material alteration in the capital structure of the Corporation on account of a recapitalization, stock split, reverse stock split, stock dividend or otherwise, the Option shall be subject to adjustment by the Plan Administrator in accordance with the Plan.

                   7.2 REORGANIZATION. In the event of a reorganization as defined in the Plan, the Option shall be assumed or an option substituted therefor in accordance with the Plan.

               8.  MISCELLANEOUS PROVISIONS.

                   8.1 DISCLAIMER. Notwithstanding any other provision herein to the contrary, Optionee acknowledges that the Corporation cannot, and does not, guarantee that the Plan or the Option meets all the requirements of IRC Section
422. Optionee hereby releases and discharges the Corporation, and its successors, officers and directors, from any and all loss, liability or damage that Optionee may incur in the event the Plan or the Option fails, for whatever reason, to meet all the requirements of IRC Section 422.

                   8.2 WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the sale of Option Shares, the Corporation, in accordance with the Code, may require Optionee to pay additional withholding taxes in respect of the amount that is considered compensation includible in Optionee's gross income.

                   8.3 DISPUTES. Any dispute or disagreement that may arise under or as a result of this Agreement, or any question as to the interpretation of this Agreement or the Plan, shall be determined by the Plan Administrator in its absolute discretion, and any such determination shall be final, binding, and conclusive on all affected persons.

                   8.4 DISPOSITION OF STOCK. Optionee understands that if Optionee disposes of any Option Shares within two (2) years after the Date of Grant or within one (1) year after such Option Shares were issued to Optionee, Optionee may be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the fair market value of the Option Shares at the time of exercise minus the price paid for such shares. Optionee hereby agrees to notify the Corporation in writing within 30 days after the date of any such disposition.

                   8.5 GOVERNING LAW. This Agreement shall be administered, interpreted and enforced under the internal laws of the State of Oregon, without regard to conflicts of laws thereof.

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Date of Grant.


OPTIONEE:                              CORPORATION:

                                       IN FOCUS SYSTEMS, INC.


_______________________________        By:______________________________________
_______________________________             Name:  Susan L. Thompson
                                            Title: Vice-President,
                                            Human Resources